UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported):  July 17, 2013

VALOR GOLD CORP.
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(Exact Name of Registrant as Specified in Charter)

Delaware	333-171277	45-5215796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 S. Virginia Street 8th Floor Reno, NV	89501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 734-4361

______________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.
Item 2.01	Completion of Acquisition or Disposition of Assets.
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2013, Valor Gold Corp. (the “Company”), and its wholly-owned subsidiary Arttor Gold LLC (the “Lessee”), executed an agreement for the Termination of Mining Claim Leases (the “Termination Agreement”) with Arthur Leger and F.R.O.G. Consulting, LLC (Mr. Leger and F.R.O.G. Consulting, LLC, collectively, the “Lessor”).  Pursuant to the Termination Agreement, effective as of June 24, 2013, the Lessor and the Lessee terminated that certain North Battle Mountain Mineral Lease, dated as of May 24, 2011 (the “NMB Lease”), and to terminate that certain Red Rock Mineral Lease, dated as of May 24, 2011 (the “RR Lease”).

As a result of the Termination Agreement, the Company released to the Lessor all of its rights to the 269 unpatented lode mining claims under the NBM Lease, the 36 unpatented lode mining claims under the RR Lease and any added claims staked by Mr. Leger during the term of the NBM Lease and RR Lease (the “Claims Release”).  In consideration for the Claims Release, the Lessor agreed to pay back to the Lessee $29,637 in bond payments it made to the BLM in connection with claims underlying the Claims Release. Furthermore, the Lessor agreed to transfer to the Company the 4,000,000 shares of the Company’s common stock owned by the Lessor.

The foregoing information is a summary of the Termination Agreement and the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of such agreement, which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review the agreement for a complete understanding of the terms and conditions associated with this transaction.

In connection with the foregoing, effective as of May 22, 2013, Arthur Leger resigned from his position as a director of the Company.  Mr. Leger did not resign due to any disagreement with the Company regarding any matter relating to the Company’s operations, policies or practices.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Termination of Mining Claim Leases

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALOR GOLD CORP.

Dated: July 23, 2013	By:	/s/ David Rector
David Rector1
Chief Executive Officer